Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

GX Acquisition Corp. III/Cayman

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-third of one redeemable warrant	(1)	457(a)	23,000,000	$10.00	$230,000,000.00	0.0001381	$31,763.00
Fees to be Paid	Equity	Class A ordinary shares included as part of the units	(2)	Other	23,000,000	0.00	0.00	0.0001381	0.00
Fees to be Paid	Equity	Redeemable warrants included as part of the units	(3)	Other	7,666,667	0.00	0.00	0.0001381	0.00
Fees to be Paid	Equity	Class A ordinary shares underlying redeemable warrants included as part of the units	(4)	457(a)	7,666,667	$10.00	$76,666,670.00	0.0001381	$10,587.67

Total Offering Amounts:							$306,666,670.00		42,350.67
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$42,350.67

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act.

Each unit consists of one Class A ordinary share, $0.0001 par value, and one-third of a redeemable warrant (“Warrants”) each whole Warrant execisable for $11.50 to purchase one Class A ordinary share.

Includes 3,000,000 units, consisting of 3,000,000 Class A ordinary shares and 1,000,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. No fee pursuant to 457(g).
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. No fee pursuant to 457(g).
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.